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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  _____________

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                   ___________

                               (AMENDMENT NO. 1)*

                     TELESYSTEM INTERNATIONAL WIRELESS INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON SHARES
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                         (TITLE OF CLASS OF SECURITIES)

                                    879946101
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                                 (CUSIP NUMBER)


                                OCTOBER 28, 2004
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[ ]  RULE 13D-1(D)
                                   __________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                                Page 1 of 6 Pages

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

-------------------------------------------------------------------             ----------------------------------------------------
CUSIP NO.         879946101                                             13G                         PAGE 2 OF 6
-------------------------------------------------------------------             ----------------------------------------------------

------------------------- ------------------------------------------- --------------------------------------------------------------
           1              NAMES OF REPORTING PERSONS:                 ROMGSM HOLDINGS LIMITED

                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS              None
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- --------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                                      (A) [_]
                                                                                                                      (B) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY
------------------------- ------------------------------------------- --------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Jersey, Channel Islands
------------------------------- ----- ----------------------------------------- ----------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ----------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ----------------------------------------- ----------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ----------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ----------------------------------------------------- ----------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              0
                          REPORTING PERSON:
------------------------- ------------------------------------------------------------------------------------- --------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                                                                        [_]
------------------------- ------------------------------------------------------------------------------------- --------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  0
------------------------- ------------------------------------------- --------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                                                 CO
------------------------- ------------------------------------------- --------------------------------------------------------------

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CUSIP NO.         879946101           13G            PAGE 3 OF 6
------------------------------------        ------------------------------------

ITEM 1(A).   NAME OF ISSUER:

             Telesystem International Wireless Inc.,
             a Canadian corporation (the "COMPANY")


ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             1250 Rene Levesque West
             38th Floor
             Montreal, Quebec H3B 4W8
             Canada


ITEM 2(A).   NAME OF PERSON FILING:

             ROMGSM Holdings Limited, a company organized under the laws of Jersey ("ROMGSM")

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

             22 Grenville Street
             St Helier, Jersey JE4 8PX
             Channel Islands

ITEM 2(C).   CITIZENSHIP OR PLACE OF ORGANIZATION:

             Jersey, Channel Islands

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             This statement relates to common shares, without par value (the "COMMON SHARES"), of the Company.

ITEM 2(E).   CUSIP NUMBER:

             879946101

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2
             (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable

             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

             (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;


             (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act;

             (d) [ ] Investment company registered under Section 8 of the
                     Investment Company Act;

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CUSIP NO.         879946101           13G            PAGE 4 OF 6
------------------------------------        ------------------------------------

             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)
                     (ii)(E);

             (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] A Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) [ ] A Savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

             (i) [ ] A Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.      OWNERSHIP.

             The responses of the Reporting Person to rows (5) through (11) of the cover page of this Amendment No. 1 to Schedule 13G are incorporated herein by reference.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

             See "Certain Additional Information" below.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

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CUSIP NO.         879946101           13G            PAGE 5 OF 6
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CERTAIN ADDITIONAL INFORMATION
------------------------------

On October 28, 2004, ROMGSM effected a distribution of all of its Common Shares in the Company to the shareholders of ROMGSM and ceased to be the beneficial owner of five percent (5%) or more of the Common Shares of the Company.

ITEM 10.     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    November 2, 2004



                                               By:   /s/ Sarah Rayson
                                                     ---------------------------
                                                     Name:  Sarah Rayson
                                                     Title: Director